Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Weatherford International Ltd. 2006 Omnibus Incentive Plan of Weatherford International Ltd. and to the incorporation by reference therein of our reports dated March 8, 2006, with respect to the consolidated financial statements and schedule of Weatherford International Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Weatherford International Ltd. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Weatherford International Ltd., filed with the Securities and Exchange Commission.
/s/ ERNST & YOUNG LLP
Houston, Texas
May 23, 2006